Summary of Rule 12b-l Service Plan of each of

DREYFUS AMT-FREE MUNICIPAL CASH MANAGEMENT PLUS

DREYFUS AMT-FREE NEW YORK MUNICIPAL CASH MANAGEMENT
DREYFUS CASH MANAGEMENT
DREYFUS GOVERNMENT CASH MANAGEMENT FUNDS
-DREYFUS GOVERNMENT CASH MANAGEMENT
-DREYFUS GOVERNMENT SECURITIES CASH MANAGEMENT
DREYFUS TAX EXEMPT CASH MANAGEMENT FUNDS
-DREYFUS AMT-FREE TAX EXEMPT CASH MANAGEMENT
DREYFUS TREASURY & AGENCY CASH MANAGEMENT
DREYFUS TREASURY SECURITIES CASH MANAGEMENT

Under each Fund’s Rule 12b-l Service Plan (the “Plan”) pertaining to the Fund’s Administrative Shares, Investor Shares and Participant Shares, the Fund (a) reimburses the Distributor for distributing such classes of shares and (b) pays The Dreyfus Corporation, Dreyfus Service Corporation and any affiliate of either of them (collectively, “Dreyfus”) for advertising and marketing and for providing certain services to shareholders of the respective share classes, such as answering shareholder inquiries regarding the Fund and providing reports and other information, and services related to the maintenance of such shareholder accounts (“Servicing”), at an aggregate annual rate of .10 of 1%, .25 of 1% and .40 of 1% of the value of the average daily net assets of Administrative Shares, Investor Shares and Participant Shares, respectively.  Each of the Distributor and Dreyfus may pay one or more financial institutions, securities dealers and other industry professionals (collectively, “Service Agents”) a fee in respect of each class owned by investors with whom the Service Agent has a Servicing relationship or for whom the Service Agent is the dealer or holder of record.  The fees payable under the Plan are payable without regard to actual expenses incurred.

Each Plan provides that it may not be amended to increase materially the costs which the Fund may bear pursuant to the Plan without the approval of the holders of a majority of the Fund’s outstanding Administrative Shares, Investor Shares and Participant Shares and that other material amendments of the Plan must be approved by the Board, including a majority of non‑interested Board members.  Each Plan may be terminated at any time by vote of a majority of the non-interested Board members or by vote of the holders of a majority of class of shares.

[Funds listed on Schedule A]

SERVICE PLAN

Introduction:  It has been proposed that the above-captioned investment company (the “Fund”) adopt a Service Plan (the “Plan”) in accordance with Rule 12b-l, promulgated under the Investment Company Act of 1940, as amended (the “Act”).  The Plan would pertain to each series of the Fund, and each class of shares of each series, set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a “Class”).  Under the Plan, the Fund would pay the Fund’s distributor (the “Distributor”) for advertising, marketing and distributing shares of each Class and providing certain services relating to shareholder accounts of each Class.  The Distributor would be permitted to pay certain financial institutions, securities dealers or other industry professionals (collectively, “Service Agents”) in respect of these services.  If this proposal is to be implemented, the Act and said Rule 12b-l require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

The Fund’s Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

In voting to approve the implementation of such a plan, the members of the Fund’s Board have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

The Plan:  The material aspects of this Plan are as follows:

1.                  The Fund shall pay to the Distributor a fee in respect of each Class at an annual rate set forth on Exhibit A for (a) advertising, marketing and distributing the shares of each Class and (b) providing personal services relating to shareholder accounts, such as answering shareholder inquiries regarding the Fund and providing reports and other information, and services related to the maintenance of shareholder accounts (“Servicing”).  The Distributor may pay one or more Service Agents a fee for the provision of these services in respect of the Fund’s shares of each Class owned by shareholders with whom the Service Agent has a Servicing relationship or for whom the Service Agent is the dealer or holder of record.  The Distributor shall determine the amounts to be paid to Service Agents and the basis on which such payments are made.  The fee payable for Servicing is intended to be a “service fee” as defined under the Conduct Rules of the Financial Industry Regulatory Authority, Payments under this Plan also may be made by the Fund’s investment adviser out of its fee, its past profits or any other source available to it.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement between the Service Agent and the Distributor.

2.                  For the purposes of determining the fees payable under this Plan, the value of the Fund’s net assets attributable to each Class shall be computed in the manner specified in the Fund’s charter documents as then in effect for the computation of the value of the Fund’s net assets attributable to such Class.

3.                  The Fund’s Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.                  As to each Class, this Plan will become effective at such time as is specified by the Fund’s Board, provided that the Plan is approved by a majority of the Board members, including a majority of the Board members who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.                  As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.                  As to each Class, this Plan may be amended at any time by the Fund’s Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding share of such Class, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.                  As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.

8.                  The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the Fund or the affected Class, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

Dated:  May 24, 1994

Revised:  February 27, 2008

Revised:  May 2, 2018

EXHIBIT A

Dreyfus AMT-Free Municipal Cash Management Plus

Dreyfus AMT-Free New York Municipal Cash Management

Dreyfus Cash Management

Dreyfus Government Cash Management Funds

--Dreyfus Government Cash Management

--Dreyfus Government Securities Cash Management

Dreyfus Tax Exempt Cash Management Funds

--Dreyfus AMT-Free Tax Exempt Cash Management

Dreyfus Treasury & Agency Cash Management

Dreyfus Treasury Securities Cash Management

EXHIBIT B

Fee as a percentage of average the daily net
assets of the Class

Name of Class	Fee as a percentage of average the daily net assets of the Class
Administrative shares	.10%
Investor shares	.25%
Participant shares	.40%